Exhibit 10.24

SIXTH AMENDMENT TO LEASE AGREEMENT
THIS SIXTH AMENDMENT TO LEASE AGREEMENT (this “Sixth Amendment”) is made and entered into as of the 17 day of January 2012 (“Effective Date”), by and between FUND VIII AND FUND IX ASSOCIATES, a Georgia general partnership (“Landlord”), and UNITED STATES CELLULAR OPERATING COMPANY LLC, a Delaware limited liability company (“Tenant”)
A.Landlord and Tenant (as successor in interest to Westel-Milwaukee Company, Inc. d/b/a Cellular One) entered into that certain Lease Agreement dated June 4, 1997 (“Original Lease”) for certain space in the building commonly known as 5117 West Terrace Drive, Madison, Wisconsin (“Building”).

B.Landlord and Tenant executed that certain First Amendment to Lease Agreement dated October 31, 2001 (“First Amendment”), Second Amendment to Lease Agreement dated September 25, 2006 (“Second Amendment”), Third Amendment to Lease Agreement dated November 1, 2006 (“Third Amendment”), Fourth Amendment to Lease Agreement dated June 25, 2007 (“Fourth Amendment”) and Fifth Amendment to Lease dated January 9, 2011 (“Fifth Amendment”). The Original Lease, First Amendment, Second Amendment, Third Amendment, Fourth Amendment and Fifth Amendment are herein referred to as the “Lease.” The Leased Premises currently contain approximately 74,717 rentable square feet.

C.The Lease Term presently expires on April 9, 2013 (the “Original Expiration Date”). Tenant now desires to renew the Lease and to extend the Lease Term (the “Extended Term”) after the Original Expiration Date through and expiring December 31, 2017 (“Extended Term Expiration Date”).

D.Landlord and Tenant desire to further amend the Lease on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing recitals, which are hereby made a material part hereof, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree to further amend the Lease as follows:
1.The Lease Term is hereby extended for approximately fifty-six (56) months commencing on April 10, 2013 (“Extended Term Commencement Date”) and expiring on the Extended Term Expiration Date, unless the Lease is sooner terminated in accordance with its terms.

2.From the Effective Date until the Extended Term Expiration Date, Tenant shall continue to pay and perform its obligations under the Lease, except that (subject to Section 3 below) Tenant shall pay Base Rental in accordance with the requirements of the Lease in the following amounts and at the following times:

BASE RENT
YEAR	2012	2013	2014	2015	2016	2017

MONTH
1	$85,925	$87,668	$77,830	$80,165	$82,570	$85,047
2	$85,925	$87,668	$77,830	$80,165	$82,570	$85,047
3	$85,925	$87,668	$77,830	$80,165	$82,570	$85,047
4	$85,925	$87,668	$77,830	$80,165	$82,570	$85,047
5	$85,925	$77,830	$80,165	$82,570	$85,047	$87,599
6	$85,925	$77,830	$80,165	$82,570	$85,047	$87,599
7	$85,925	$77,830	$80,165	$82,570	$85,047	$87,599
8	$85,925	$77,830	$80,165	$82,570	$85,047	$87,599
9	$85,925	$77,830	$80,165	$82,570	$85,047	$87,599
10	$85,925	$77,830	$80,165	$82,570	$85,047	$87,599
11	$85,925	$77,830	$80,165	$82,570	$85,047	$87,599
12	$85,925	$77,830	$80,165	$82,570	$85,047	$87,599

The Monthly Base Rental set forth above will be prorated on a daily basis for any partial month during the Extended Term. During the Extended Term, Tenant shall continue to be responsible for payment of Tenant's Forecast Additional Rental, Additional Rental, and taxes as provided in the Lease, and all other amounts and fees payable by Tenant under the Lease.

3.Notwithstanding the foregoing, so long as Tenant is not in material default under the Lease beyond all applicable notice, cure and grace periods expressly provided in the Lease, Tenant shall be entitled to an abatement of the monthly installments of Base Rental for the months of January and February of 2012 and January and February of 2013 (the “Sixth Amendment Abated Base Rental”); provided, however, that if at any time hereafter during the Lease Term (as extended by this Sixth Amendment) Tenant suffers or permits a default to occur under the Lease and such default is not cured within the applicable notice, cure and/or grace period expressly provided in the Lease, then following the expiration of any such applicable notice, cure and/or grace period relating to such default, this Section 3 with respect to the Sixth Amendment Abated Base Rental shall immediately become null and void and, within ten (10) business days after request by Landlord, Tenant shall pay to Landlord the unamortized Sixth Amendment Abated Base Rental (i.e. based upon the amortization of the Sixth Amendment Abated Base Rental in equal monthly amounts over the Extended Term, without interest) so that Tenant will be responsible for repayment of that portion of the Sixth Amendment Abated Base Rental deemed to have accrued on or after the date of the default. Only Base Rental shall be abated and all other costs and charges specified in the Lease including Tenant's Additional Rental shall remain due and payable pursuant to the provisions of the Lease.

4.Notwithstanding anything to the contrary contained in the Lease, Tenant has been in possession of the Premises and Tenant agrees to accept the Premises “as is” without any agreements, representations, understandings or obligations on the part of Landlord to fund any allowance, perform any alterations, repairs or improvements, provided however, that Exhibit B to the Second Amendment is hereby reinstated and shall once again be applicable to the 74,717 rentable square feet in the existing Leased Premises, subject to the following modifications: (a) the Allowance shall once again be $5.00 per rentable square foot of the Leased Premises (i.e., $373,585); (b) Section D of said Exhibit B to the Second Amendment is hereby deleted, other than the first two sentences of said Section D, which such first two sentences shall remain in effect; (c) no portion of the Allowance may be used as credit against rent; (d) the Allowance shall first be available to Tenant on January 1, 2012; and (e) any portion of the Allowance not used by Tenant by June 1, 2014 shall be forfeited by Tenant and shall no longer be available.

5.Tenant shall continue to have the renewal option granted by Section 12 of the Second Amendment, except that the Extended New Lease Term shall occur after the Extended Term Expiration Date provided for herein.

6.Tenant's Address for notices is:

U.S. Cellular
8410 West Bryn Mawr
Chicago, IL 60631
Attention: Real Estate Lease Administrator

7.Section 16(a) (Insurance) of the Lease is deleted in its entirety and replaced with the following: “Tenant shall procure at its expense and maintain throughout the Lease Term a special risk property policy insuring the full replacement cost of its furniture, equipment, supplies, and other property owned, leased, held or possessed by it and contained in the Leased Premises, together with the improvements to the Leased Premises, if provided by Tenant, and worker's compensation insurance as required by applicable law. Tenant shall also procure at its expense and maintain throughout the Lease Term a policy or policies of insurance, insuring Tenant against liability for injury to or death of a person or persons and for damage to property the limits of such policy or polices to be in combined single limits for both damage to property and bodily injury and in amounts not less than Five Million Dollars ($5,000,000) for each occurrence. Such insurance shall, in addition, extend to any liability of Tenant arising out of the indemnities provided for in this Lease. Tenant shall also carry such other types of insurance in form and amount which Landlord shall reasonably deem to be prudent for Tenant to carry, should the circumstances or conditions so merit Tenant carrying such type of insurance and provided that such insurance is then customarily required to be maintained by landlords of similar projects. All liability insurance policies procured and maintained by Tenant pursuant to this Article 16 shall include Landlord, Landlord's managing agent, Landlord's mortgagee (if any), and any additional parties with an interest in the Leased Premises designated by Landlord as additional insureds, shall be carried with companies licensed or authorized to do business in the State of Wisconsin and, if rated, rated at least A-, Class VII by Best's Insurance Reports and shall be non-cancelable and not subject to material change except after twenty (20) days' written notice to Landlord. Duly executed certificates of insurance with respect to such policies shall be delivered to Landlord prior to the date Tenant enters the Leased Premises for the installation of its improvements, trade fixtures or furniture, and certificates evidencing renewals of such policies shall be delivered to Landlord within fifteen (15) days of the expiration of each respective policy term. Upon request, Tenant shall provide Landlord with its additional insured endorsement.”

8.In the fourth sentence of Section 20 (Assignment and Subletting) of the Lease, after the phrase “provided that in the event of a merger the surviving entity's net worth” insert the words “equals or” before the phrase “exceeds that of Tenant at such time.” Also, the sixth to last sentence of Section 20 of the Lease is deleted: “If Tenant is a corporation ... foregoing provisions.”

9.The following language is deleted from the second sentence of Section 30 (Surrender of Premises) of the Lease: "and Tenant shall restore the Leased Premises to its condition immediately preceding the time of placement hereof." However, at Landlord's request, upon the expiration or earlier termination of the Lease Tenant shall be required to remove from the Leased Premises and Project Tenant's low voltage wiring and cabling; Tenant's data center improvements; the generator, fuel tank, and related improvements (at LL's option); and raised flooring. Furthermore, at Landlord's request Landlord reserves the right to require Tenant to remove any other non-standard office improvements installed by Tenant after the date hereof including, without limitation, any internal stairwells; safes; and any high density filing systems, and restore portions of the Project affected thereby to the condition existing prior to their installation.

10.Section 35 (Indemnification) of the Lease is deleted in its entirety and replaced with the following: “Tenant hereby indemnifies Landlord from and agrees to hold Landlord harmless against, any and all liability, loss, cost, damage or expense, including, without limitation, court costs and reasonable attorney's fees, imposed on Landlord by any person caused by any negligent act or omission of Tenant, or any of its employees, contractors, servants, agents, subtenants or assignees, or otherwise occurring in connection with any default of Tenant hereunder except for such matters as are caused by the negligence or willful misconduct of Landlord, its employees, agents, contracts and subcontractors. Landlord hereby indemnifies Tenant from and agrees to hold Tenant harmless against, any and all liability, loss, cost, damage or expense, including, without limitation, court costs and reasonable attorney's fees, imposed on Tenant by any person caused by any negligent act or omission of Landlord, or any of its employees, contractors, servants, agents, subtenants or assignees within the Leased Premises or the Building, or otherwise occurring in connection with any default of Landlord hereunder except for such matters as are caused by the negligence or willful misconduct of Tenant, its employees, agents, contractors and subcontractors. The provisions of this Article 35 shall survive any termination of this Lease.”

11.Section 40(a) (Hazardous Substances) of the Lease is deleted in its entirety and replaced with the following:

(a)“Tenant and Landlord hereby covenant and agree each with the other that they shall not cause or permit any “Hazardous Substances” (as hereinafter defined) to be generated, placed, held, stored, used, located or disposed of at the Project or any part thereof, except for Hazardous Substances as are commonly and legally used or stored as a consequence of using the Leased Premises for general office and administrative purposes (and, if permitted hereunder, medical treatment and medical laboratory purposes), but only so long as the quantities thereof do not pose a threat to public health or to the environment or would necessitate a “response action”, as that term is defined in CERCLA (as hereinafter defined), and so long as the parties strictly comply or cause compliance with all applicable governmental rules and regulations concerning the use, storage, production, transportation and disposal of such Hazardous Substances. For purposes of this Article 40, “Hazardous Substances” shall mean and include those elements or compounds which are contained in the list of Hazardous Substances adopted by the United States Environmental Protection Agency (EPA) or in any list of toxic pollutants designated by Congress or the EPA or which are defined as hazardous, toxic, pollutant, infectious or radioactive by any other federal, state or local statute, law, ordinance, code, rule, regulations, order or decree regulating, relating to or imposing liability (including, without limitation, strict liability) or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereinafter in effect (collectively, “Environmental Laws”). If Tenant breaches any of its obligations contained herein, or if Tenant causes the presence of any Hazardous Substances at the Project (including, without limitation, with respect to Tenant's generator, fuel tank, and associated improvements), which results in contamination of any portion of the Leased Premises, Building or Land, then Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, any clean-up costs and any sums paid in settlement of claims, attorneys' fees, consultants' fees and experts' fees) which arise during or after the term hereof as a result of such contamination. If Landlord breaches any of its obligations contained herein then Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, any sums paid in settlement of claims, attorneys' fees, consultants' fees and experts' fees) which arise during or after the term hereof as a result of such contamination.

12.Landlord acknowledges that the Lease Guaranty by United States Cellular Corporation of the obligations of Tenant under the Lease is terminated and of no further force and effect as of the Effective Date.

13.This Sixth Amendment sets forth the entire agreement with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. In the case of any inconsistency between the provisions of this Sixth Amendment and the Lease, the provisions of this Sixth Amendment shall control to the extent necessary to resolve any inconsistency.

14.Tenant and Landlord each represent and warrant to the other that it has dealt with no broker, agent or finder in connection with this Sixth Amendment and that no commission is due to any broker, agent or finder by virtue of this Sixth Amendment, notwithstanding anything to the contrary contained in the Lease or in any other agreement between Landlord and Tenant or affiliates of Landlord and Tenant. Tenant shall indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagees, and agents and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this Sixth Amendment. Landlord shall indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagees, and agents and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Sixth Amendment.

15.Submission of this Sixth Amendment by Landlord is not an offer to enter into this Sixth Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Sixth Amendment until Landlord has executed and delivered the same to Tenant.

16.Except as otherwise defined or provided in this Sixth Amendment, capitalized terms used herein shall have the same meaning as set forth in the Lease.

17.This Sixth Amendment may be executed in any number of counterparts, any one of which shall be an original, but all of which together shall be one and the same instrument. Each signatory of this Sixth Amendment represents that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

18.At Landlord's option, this Sixth Amendment shall be of no force or effect unless and until accepted by any guarantors of the Lease, who shall agree that their guaranty shall apply to the Lease as amended herein, unless such requirement is waived by Landlord in writing.

19.Except as modified by this Sixth Amendment, all terms and conditions contained in the Lease shall continue to apply with full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Sixth Amendment as of the date first above written.
LANDLORD:

FUND VIII AND FUND IX ASSOCIATES, a Georgia
joint venture

By:    Wells Real Estate Fund VIII, L.P., a Georgia
limited partnership

By:    Wells Partners, L.P., a Georgia limited
partnership, its general partner

By:    Wells Capital, Inc., a Georgia
corporation, its general partner

By: /s/ Randall D. Fretz
Name: Randall D. Fretz
Title: Sr. Vice President

By:    Wells Real Estate Fund IX, L.P., a Georgia
limited partnership

By:    Wells Partners, L.P., a Georgia limited
partnership, its general partner

By:    Wells Capital, Inc., a Georgia
corporation, its general partner

By: /s/ Randall D. Fretz
Name: Randall D. Fretz
Title: Sr. Vice President

TENANT:

UNITED STATES CELLULAR OPERATING COMPANY LLC,
a Delaware limited liability company

By: /s/ Mary N. Dillon
Name: Mary N. Dillon
Title: President and CEO